For Immediate Release

U.S. ENERGY CORP. REPORTS SECOND QUARTER 2013 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – August 8, 2013 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today reported its second quarter 2013 highlights and selected financial results for the three and six months ended June 30, 2013, and also provided an operational update.

Selected highlights for the three and six months ended June 30, 2013

Financial and Operational Results

•
During the quarter ended June 30, 2013, the Company recorded net income after taxes of $573,000, or $0.02 per share basic and diluted, as compared to a net loss after taxes of $990,000, or $0.04 per share basic and diluted, during the same period of 2012.

•
On June 20, 2013, the Company announced the successful completion of the Beeler #2H well at a gross initial production rate of 859 BOE/D.  The Beeler #2H is the Company's first participated well in Dimmit County, Texas targeting the Buda Limestone formation.  The Company has an approximate 30% working interest and an approximate 22.8% net revenue interest in the Booth Tortuga acreage block.

•
Oil and Gas operations produced operating income of $2.1 million during the quarter ended June 30, 2013 as compared to operating income (before impairment of $523,000) of $1.9 million during the quarter ended June 30, 2012.

•	During the three months ended June 30, 2013, the Company produced 101,026 BOE, or 1,110 BOE/D from 92 gross (15.76 net) wells.

•	At June 30, 2013, the Company had $4.1 million in cash and cash equivalents on hand. Working capital (current assets minus current liabilities) was $12.8 million.

•	The Company recognized $15.8 million in revenues during the six months ended June 30, 2013.

•
During the six months ended June 30, 2013, we received average revenue of $2.6 million per month from our producing wells with an average operating cost of $622,000 per month (excluding workover costs), and production taxes of $272,000 before non-cash depletion expense, for an average cash flow of $1.7 million per month from oil and gas production before non-cash depletion expense.

Press Release
August 8, 2013

•	General and administrative expenses decreased by $1.0 million during the six months ended June 30, 2013 as compared to general and administrative expenses for the six months ended June 30, 2012.

•
Earnings before interest, income taxes, depreciation, depletion and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash stock compensation expense ("Modified EBITDAX"), was $8.0 million for the six months ended June 30, 2013, an increase of 13.4% from $7.1 million for the same period in 2012.  Modified EBITDAX is a non-GAAP financial measure.  Please refer to the reconciliation in this release for additional information about this measure.*

Operations Update

South Texas - Buda Limestone formation

Booth-Tortuga Prospect

The Company participates in approximately 10,140 gross acres in the Booth-Tortuga acreage block in Dimmit County, Texas which are prospective for the Buda Limestone formation.  The Company has an approximate 30% working interest and a 22.8% net revenue interest in the acreage.

The Beeler #2H well, our first Buda Limestone formation targeted well, was drilled to a total measured depth of 11,013 feet, including an approximate 3,700 foot lateral.  The well has produced approximately 57,500 gross BOE during the first 83 days of production (last reported), or an average of 693 gross (158 net to USEG) BOE/D during that period.  During July, the well has averaged 597 gross (136 net to USEG) BOE/D.

Additionally, the Beeler #3H well was spud on August 3, 2013 and is currently being drilled at a depth of 3,245 feet with drilling and completion operations expected to be completed in early September.  The operator expects the rig drilling this well to remain active in the area for the rest of the year.

Williston Basin, North Dakota

Bakken and Three Forks formations

The Young 31-30 #1H well (Bakken Formation) was completed with 35 fracture stimulation stages in late July 2013.  The well had an early 24-hour flow back rate of 1,721 BOE/D.  The initial production rate consisted of approximately 1,509 barrels of oil and 1,275 MCF of natural gas.  The Company has an approximate 2.69% WI and 2.07% NRI in this well.

The Mongoose 1-8-5H well (Bakken Formation) was completed with 35 fracture stimulation stages in June with an initial peak 24 hour production rate of 1,523 BOE/D.  The well produced 26,773 gross BOE during the first 30 days of production or an average of 892 BOE/D.  The Company has an approximate 0.29% working interest and a 0.23% net revenue interest in the well.

Press Release
August 8, 2013

The Talon 1-9-4H well and the Slugger 1-16-21H wells were both completed in July on the same pad location.  Both wells were completed with 34 stages.  The operator is currently drilling out the plugs on both wells in order to turn the wells over to production.  The Company has an approximate 0.27% and 0.36% working interest and a 0.21% and 0.28% net revenue interest in the wells, respectively.

Williston Basin Wells in Progress:

Well Name	Operator	Formation	Working Interest	Net Revenue Interest	Status
Van Hook 126-2523H	EOG Resources	Bakken	0.36%	0.27%	Producing - TBA
Van Hook 19-2523H	EOG Resources	Bakken	0.36%	0.27%	Producing - TBA
State 36-1 #4TFH	Statoil	Three Forks	3.64%	2.88%	Completing
Gene Zumhof Federal 5300 11-23T	Oasis Petroleum	Three Forks	0.41%	0.31%	Completing
Talon 1-9-4H	Emerald Oil Inc.	Bakken	0.27%	0.21%	Completing
Slugger 1-16-21H	Emerald Oil Inc.	Bakken	0.36%	0.28%	Completing
Hovde 33-4 #3TFH	Statoil	Three Forks	2.45%	1.94%	Drilled - completion pending
Hovde 33-4 2TFH	Statoil	Three Forks	2.47%	1.95%	Drilled - completion pending
Excalibur 2-25-36H	Emerald Oil Inc.	Bakken	0.82%	0.61%	Drilling
Wayne Zumhof Federal 5300 44-15T	Oasis Petroleum	Three Forks	4.33%	3.24%	Drilling
Hovde 33-4 #4H	Statoil	Bakken	2.45%	1.94%	Scheduled to spud August 2013
		Average:	1.63%	1.26%

Mount Emmons Molybdenum Project

On April 22, 2013, the Company received a letter from the U.S. Forest Service notifying the Company that it had completed a review of the Mine Plan of Operations (“MPO”) for the Mount Emmons Molybdenum Project in Colorado and that it has determined that the MPO “does contain sufficient information and clarity to form the basis for a proposed action to initiate scoping and analysis under the National Environmental Policy Act.”  The letter also states, “U.S. Energy has met the requirements of the Reality Check provision granting conditional water rights for the Mt. Emmons Molybdenum Project by filing the Plan for the Mt. Emmons Mine with the Forest Service.  No other special use permits or rights-of-way for the water facilities are required because they are addressed in the Plan.”  The MPO provides an in-depth description of the proposed construction, mining, processing, and reclamation operations for the Project.

The Company has initiated a scoping analysis of the MPO with the U.S. Forest Service and anticipates that such work will continue through the balance of 2013.

Remington Village

On March 5, 2013, the Company entered into a Purchase and Sale Agreement with an undisclosed buyer to sell its Remington Village apartment complex located in Gillette, Wyoming for $15.0 million.  The transaction is now anticipated to close on or before September 20, 2013, subject to due diligence and the purchaser's ability to obtain an acceptable loan commitment for the proposed acquisition of the property.

Press Release
August 8, 2013

CEO Statement

“We are very pleased to be moving forward with our next Buda Limestone well in the Booth-Tortuga acreage block in South Texas.  We have meaningful interests in the prospect and the production to date from our first Buda well has been very encouraging,” said Keith Larsen, CEO of U.S. Energy Corp.  “Management is also pleased that Crimson is determined to keep its rig active in the Booth-Tortuga acreage through the balance of 2013.  This program has the potential to provide a growth catalyst for the Company and its shareholders, and if the next several Buda wells perform in a similar fashion, it is possible that drilling could accelerate even further next year,” he added.

Press Release
August 8, 2013

Financial Highlights

The following table sets forth selected financial information for the three and six months ended June 30, 2013 and 2012.  This information is derived from the financial statements filed with Company’s Form 10-Q for the six months ended June 30, 2013, and should be read in conjunction with the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	June 30,	December 31,
	2013	2012
Balance Sheets:
Cash and cash equivalents	$4,141	$2,825
Current assets	$26,141	$26,015
Current liabilities	$13,338	$13,253
Working capital	$12,803	$12,762
Total assets	$135,616	$140,827
Long-term obligations	$11,475	$11,457
Shareholders' equity	$110,803	$116,117

Shares Outstanding	27,682,602	27,652,602

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Statements of Operations:
Operating revenues	$7,915	$8,522	$15,794	$16,857
Income (loss) from continuing operations	$118	$(991)	$(6,042)	$(1,703)
Other income & expenses	$249	$1,615	$279	$1,494
(Provision for) benefit from income taxes	$-	$(379)	$-	$9
Discontinued operations, net of taxes	$206	$(1,235)	$438	$(1,171)
Net income (loss)	$573	$(990)	$(5,325)	$(1,371)
Net income (loss) per share
Basic and diluted	$0.02	$(0.04)	$(0.19)	$(0.05)
Weighted average shares outstanding
Basic and diluted	27,682,272	27,460,483	27,674,729	27,449,534

Press Release
August 8, 2013

*Non-GAAP Financial Measures

Modified EBITDAX

In addition to reporting net income (loss) as defined under GAAP, in this release we also present net earnings before interest, income taxes, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash stock compensation expense ("Modified EBITDAX"), which is a non-GAAP performance measure.  Modified EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. Modified EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure.  Modified EBITDAX does not represent, and should not be considered an alternative to, GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), or as a measure of liquidity, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.  We also believe that Modified EBITDAX is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries.  Our management uses Modified EBITDAX to manage our business, including preparation of our annual operating budget and financial projections.  Our management does not view Modified EBITDAX in isolation and also uses other measurements, such as net income (loss) and revenues, to measure operating performance.  The following table provides a reconciliation of net income (loss) to Modified EBITDAX for the periods presented (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Net (loss) income	$573	(990)	(5,325)	(1,371)
Impairment of oil and natural gas properties	--	523	5,828	523
Impairment of Remington Village, net of tax	--	1,261	--	1,261
Accretion of asset retirement obligation	10	7	19	16
Non-cash compensation expense	122	150	249	320
Unrealized (gain) loss on commodity derivates	(328)	(1,770)	288	(1,711)
(Benefit from) provision for income taxes	--	379	--	(9)
Interest expense	78	36	158	75
Depreciation, depletion and amortization	3,282	4,182	6,814	7,980
Modified EBITDAX (Non-GAAP) (1)	$3,737	$3,778	$8,031	$7,084

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Press Release
August 8, 2013

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-Q for the three and six months ended June 30, 2013 which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production and capital expenditures and projects, its drilling and fracing of wells with industry partners and potential additional drilling opportunities, its ownership interests in those wells, the oil and natural gas targets or goals for the wells, future capital expenditures  and projects, future expenses, production, costs and sale transactions, and activities relating to the Mount Emmons project.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all. Results from exploration and development activities conducted on properties near properties in which the Company has an interest may not be indicative of the results the Company will generate from its properties or the value of those properties.  There is no assurance that the Remington Village sale transaction will close on the expected timeline, terms, or at all.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended June 30, 2013) all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com